Exhibit 10.21

LETTER OF ENGAGEMENT

Tibet Pharmaceuticals, Inc.

October 12, 2010

The following sets forth the agreement (this “Agreement”) for the engagement of Trilogy Capital Partners, Inc., (“Trilogy”) by Tibet Pharmaceuticals, Inc. (“Tibet” or the “Company”):

Term and Termination	Six months, commencing as of the date the Company closes its Initial Public Offering (“IPO”) (the “Initial Term”), and terminable thereafter by either party upon 20 days’ prior written notice. The Initial Term shall commence on the date set forth above (the “Commencement Date”).

Objective	The development and implementation of a proactive financial communications program designed to increase the investor awareness of the Company in the investment community and generate a significant increase in liquidity.

The Program	Trilogy will work with the Company to structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support and assist in generating a market capitalization consistent with the Company’s intrinsic financial values. The core drivers of the program will be to provide information to potential institutional and retail investors about the Company and its business to stimulate interest in investment in the Company’s stock. The program will utilize technology-driven communications to attract additional long term investors and to create additional opportunities in M&A and Business Development. As share price is affected by various factors unrelated to Trilogy’s efforts, Trilogy can give no assurance that the marketing program will result in an increase in the Company’s stock price.

Current law provides that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the

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Company’s investor relations and marketing efforts must be severely limited. To ensure that Trilogy does not violate this requirement, the Company will advise Trilogy in writing whenever a registration statement is filed or a registration is pending for any of the Company’s securities. It will be the responsibility of the Company (with the advice of its securities counsel) to determine and advise Trilogy as to what investor relations and financial marketing efforts are permissible and not permissible during such periods. Trilogy will advise the Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of the Company and its securities counsel with regard thereto. Unless the Company advises Trilogy to the contrary, Trilogy will proceed with any planned marketing program.

IR Documents	Trilogy shall assist the Company in preparing and disseminating investor relations documents, materials and Company presentations (“IR Documents”), including without limitation press releases, online communications and the Company’s website. The Company assumes full responsibility for the accuracy and completeness of all IR Documents and for their compliance with applicable laws, rules and regulations. Trilogy shall have no obligation or duty to verify the accuracy or completeness of the IR Documents or their compliance with applicable law. Trilogy shall have the right to refuse to release or publish or participate in the release or publication of any IR Document that has not been approved in writing by the Company or that it reasonably believes to contain a misstatement of material fact, to omit to state any material fact or to otherwise not fully comply with applicable law.

SEC & Legal Compliance	Trilogy hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

1.	The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act

2.	Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of Trilogy’s relationship with the Company in any and all of Trilogy’s literature or other communication(s) relating to the Company, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

Trilogy further acknowledges that by the very nature of its relationship with the Company, it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act). Trilogy hereby agrees and covenants that:

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1.	Trilogy will not make any purchases or sales in the stock of the Company based on such information.

2.	Trilogy will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its Services under this Agreement.

Trilogy will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any of Trilogy literature or other communication(s) relating to the Company, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

Fees	The Company agrees to pay to Trilogy a fee (the “Base Fee”) for the six month Initial Term at the rate of Seven Thousand Five Hundred Dollars ($7500) per month, the initial payment of which shall be paid directly from the proceeds of the Company's IPO upon the completion of the IPO

If the Commencement Date is not on the first day of the month, the Company shall pay to Trilogy a pro rata share of the monthly fee for the remainder of such month (based on a 30-day month) plus the monthly fee for the following month. Subsequent payments shall be due on the first day of each month thereafter (including payments for services after the Initial Term).

All payments shall be made by wire transfer of funds to such account as may be designated by Trilogy.

Wiring Instructions are as follows:

Trilogy Capital Partners, Inc.

Signature Bank New York

Private Client Group

261 Madison Avenue

New York, NY 10016

Account No.: 1500565515

ABA No.: 026013576

As a material inducement to Trilogy to execute this Agreement, the Company shall issue to Trilogy a number of shares (the “Shares”) of restricted common stock of the Company equal to Two Hundred Thousand Dollars ($200,000) valued at the IPO per-share price pursuant to a Stock Issuance Agreement entered into concurrently with this Agreement. One Half (1/2) of the Shares shall be issued on the Commencement Date (“First Tranche”) and One Half (1/2) of the

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Shares shall be issued Ninety (90) days following the Commencement Date (“Second Tranche”) (collectively the “Respective Issuance Dates”.) In the event the Company terminates this Agreement within ninety days from the Commencement Date, the Company shall not be obligated to issue the Second Tranche of Shares nor shall the Company be further obligated to pay to Trilogy the monthly $7,500 Base Fee. In the event either the Company or Trilogy terminates this Agreement after the first ninety days following the Commencement Date, Trilogy shall be entitled to retain both the First Tranche and the Second Tranche of Shares, however the Company shall not be required to pay any additional $7,500 monthly Base Fee. The Shares shall be deemed earned as of the respective Issuance Dates and shall be delivered to Trilogy as soon as possible.

Marketing Budget	Tier 1.

In accordance with the Tier 1. marketing plan to be provided to the Company, Trilogy will work in conjunction with the Company’s management and securities counsel. Notwithstanding anything to the contrary in this Agreement, Trilogy shall be responsible for setting-up the Company’s website, presentation materials and other related IR Documents, which documents shall belong to the Company after the termination of this Agreement.

The Tier 1. marketing plan includes the following:

•	Campaign Planning, Development and Execution

•	Press Announcements: Drafting, Approval and Distribution

•	Internal Database Development and Management

•	Image Analysis: Recommendations and Implementation

•	Messaging: Institutional and Retail

•	Website Overhaul including installation and maintenance of auto IR program

•	Media including Investor Fact Sheets, White Papers, Interactives and PowerPoints

Tier 2.

The Tier 2. financial marketing program provided by Trilogy is highly proactive and requires the Company to incur certain third party marketing costs. Such costs shall, at Trilogy’s election, be invoiced directly to the Company or paid by Trilogy and reimbursed by the Company. Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company. The Company understands that prompt payment of these costs is vital to the on-going investor relations program.

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The Tier 2. marketing plan includes all of Tier 1. and additionally:

•	Direct Mail: Institutional including fund managers, Shareholders, Media and the Company’s relationship universe

•	Public Relations

•	Capital Conferences

•	Research Reports (CFA compliant) and broad distribution

•	Market Commentators

•	Financial Newsletters

•	Third Party Investor Databases

•	Online presentations: Drafting, Production and Distribution

Indemnification	The Company unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by the Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any SEC filing, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof.

Terms and Conditions	The Company agrees to all of the Terms and Conditions that are attached hereto and are deemed to be part of this Agreement.

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2625 Townsgate Road, Suite 330, Westlake Village, CA 91361

SIGNATURE PAGE TO LETTER OF ENGAGEMENT BETWEEN TIBET

PHARMACEUTICALS, INC. AND TRILOGY CAPITAL PARTNERS, INC. DATED

OCTOBER         , 2010

Agreed and Accepted:

TIBET PHARMACEUTICALS, INC.		TRILOGY CAPITAL PARTNERS, INC.

By	/s/ Taylor Z. Guo	By:	/s/ A.J. Cervantes

Name	Taylor Z. Guo	Name	A.J. Cervantes

Title	Chief Executive Officer	Title	CEO

2625 Townsgate Road, Suite 330, Westlake Village, CA 91361

Terms and Conditions of Letter of Engagement

“Confidential Information” means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, except by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; and (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company.

Without the consent of the Company, Trilogy may disclose Confidential Information pursuant to legal process or as otherwise required by law, to enforce its rights under this Agreement, and/or to defend itself or any of its officers, directors, agents or affiliates in connection any claim, action or proceeding arising out of or related to this Agreement, the performance of services pursuant to the Agreement, or any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement.

1. Corporate Obligations. The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

2. Limitation of Liability. In no event shall Trilogy be liable for consequential damages, even if it has been advised thereof. In no event shall Trilogy’s liability exceed the fees paid to it pursuant to this Agreement.

3. Additional Services. If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel. This Section is not intended to address circumstances in which Trilogy has a claim for indemnification, which circumstances are addressed by Exhibit A to this Agreement.

4. Survival of Certain Provisions. The Sections of this Agreement entitled “Indemnification”, “Corporate Obligations,” “Limitation of Liability,” “Additional Services,” “Attorneys’ Fees” and “Governing Law” shall survive any

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termination of this Agreement and Trilogy’s engagement pursuant to this Agreement. In addition, such termination shall not terminate Trilogy’s right to compensation accrued through the date of termination and for reimbursement of allowed expenses (including third party marketing costs). Any purported termination of this Agreement by the Company prior to the end of the Initial Term other than for material breach or default under “Term and Termination” above, or any termination by Trilogy as a result of material breach or default by the Company under “Term and Termination” above, shall not terminate Trilogy’s right to the entire Base Fee.

6. Services/Reimbursable Expenses. The Base Fee and other monthly fees paid to Trilogy under this Agreement will cover all services rendered by Trilogy and Trilogy personnel. Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne and paid or reimbursed by the Company. Trilogy will provide reasonable documentation to support reimbursement claims. Trilogy will not incur any individual reimbursable cost of $500 or more that is not included in the approved marketing budget without the written approval from the Company.

7. Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

8. Governing Law. This Agreement is made and entered into at New York City, New York, and shall be governed by New York law without giving effect to the principles of conflicts of law thereof. The invalidity of any provision shall not affect the remaining provisions. The parties hereby consent to the exclusive jurisdiction, venue and forum of any state or federal court in New York City, New York with respect to any action, which, in whole or in part, in any manner arises under or relates to this Agreement.

2625 Townsgate Road, Suite 330, Westlake Village, CA 91361

STOCK ISSUANCE AGREEMENT

This STOCK ISSUANCE AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2010, by and between Trilogy Capital Partners, Inc. (“Trilogy”) and Tibet Pharmaceuticals, Inc., a British Virgin Islands corporation (the “Company”), with reference to the following facts:

A. Trilogy and the Company have concurrently herewith entered into that certain Letter of Engagement (the “LOE”) pursuant to which the Company has engaged Trilogy to provide investor relations services.

B. This constitutes the Stock Issuance Agreement contemplated by the LOE.

NOW, THEREFORE, with reference to the foregoing facts, Trilogy and the Company agree as follows:

1.	Issuance of Shares.

As a material inducement to Trilogy to enter into the LOE, the Company shall issue to Trilogy a number of shares (the “Shares”) of restricted common stock of the Company equal to Two Hundred Thousand Dollars ($200,000) valued at the IPO per-share price pursuant to a Stock Issuance Agreement entered into concurrently with this Agreement. One Half (1/2) of the Shares shall be issued on the Commence Date (“First Tranche”) and One Half (1/2) of the Shares shall be issued Ninety (90) days following the Commence Date (“Second Tranche”) (collectively the “Respective Issuance Dates”.) In the event the Company terminates this Agreement within ninety days from the Commencement Date, the Company shall not be obligated to issue the Second Tranche of Shares nor shall the Company be further obligated to pay to Trilogy the monthly $7,500 Base Fee. In the event either the Company or Trilogy terminates this Agreement after the first ninety days following the Commencement Date, Trilogy shall be entitled to retain both the First Tranche and the Second Tranche of Shares, however the Company shall not be required to pay any additional $7,500 monthly Base Fee. The Shares shall be deemed earned as of the respective Issuance Dates and shall be delivered to Trilogy as soon as possible.

2.	Representations and Warranties of the Company

The Company represents and warrants to Trilogy as follows:

2.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the state referenced in the first paragraph of this Agreement and has all requisite corporate power to own, lease and operate its

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property and to carry on its business as now being conducted and as currently proposed to be conducted.

2.2 This Agreement and the LOE have been duly authorized by all necessary corporate action and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.3 The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.4 All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of the Company to issue the Shares have been obtained.

3.	Representations, Warranties and Agreements of Trilogy

Trilogy represents and warrants to, and agrees with, the Company as follows:

3.1 Trilogy is acquiring the Shares for its own account, for investment purposes only and not with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”).

3.2 Trilogy understands that an investment in the Shares involves a high degree of risk, and Trilogy has the financial ability to bear the economic risk of this investment in the Shares, including a complete loss of such investment.

3.3 Trilogy has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and in protecting its own interest in connection with this transaction.

3.4 Trilogy understands that the issuance of the Shares to Trilogy has not been registered under the Securities Act. Trilogy is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer of the Shares may result in Trilogy being required to hold the Shares for an indefinite period of time unless the transfer by the undersigned is registered under the Securities Act.

3.5 Trilogy agrees that each certificate evidencing the Shares will bear the following legend (or a legend substantially similar to the following):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION

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STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

4.	Miscellaneous

4.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

4.2 Attorneys Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

4.3 Governing Law. This Agreement is made and entered into at New York City, N.Y., and shall be governed by New York law without giving effect to the principles of conflicts of law thereof. The invalidity of any provision shall not affect the remaining provisions. The parties hereby consent to the exclusive jurisdiction, venue and forum of any state or federal court in New York City, N.Y. with respect to any action, which, in whole or in part, in any manner arises under or relates to this Agreement.

4.4 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4.7 Assignment. The registration rights under Section 4 of this Agreement may be assigned to any purchaser of any of the Shares, whereupon such purchaser

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shall have all of the rights of Trilogy with respect to the purchased Shares and shall be subject to all of the obligations of Trilogy with respect to any registration.

IN WITNESS WHEREOF, the Company and Trilogy have executed this Agreement as of the day and year first above written.

TIBET PHARMACEUTICALS, INC. Room 1701 ,17th Floor 90 Jaffe Road Wanchai, Hong Kong

By:	/s/ Taylor Z. Guo

Its:	Chief Executive Officer

TRILOGY CAPITAL PARTNERS, INC. 2625 Townsgate Road, Suite 330 Westlake Village, CA 91361

By:	/s/ A.J. Cervantes

Its:	CEO

2625 Townsgate Road, Suite 330, Westlake Village, CA 91361

AMENDMENT TO LETTER OF ENGAGEMENT AND

STOCK ISSUANCE AGREEMENT

Trilogy Capital Partners, Inc. (“Trilogy”) and Tibet Pharmaceuticals, Inc. (“Tibet”), for the covenants made herein and for other good and valuable consideration the receipt and sufficiency of which each party acknowledges, hereby agree to amend and modify the Letter of Engagement and the Stock Issuance Agreement entered into by and between Trilogy and Tibet as of October 12, 2010. Trilogy and Tibet hereby amend the Letter of Engagement and the Stock Issuance Agreement as follows:

1.	Trilogy and Tibet amend the Letter of Engagement by deleting the following language from the “Fees” section thereof:

As a material inducement to Trilogy to execute this Agreement, the Company shall issue to Trilogy a number of shares (the “Shares”) of restricted common stock of the Company equal to Two Hundred Thousand Dollars ($200,000) valued at the IPO per-share price pursuant to a Stock Issuance Agreement entered into concurrently with this Agreement. One Half (1/2) of the Shares shall be issued on the Commencement Date (“First Tranche”) and One Half (1/2) of the Shares shall be issued Ninety (90) days following the Commencement Date (“Second Tranche”) (collectively the “Respective Issuance Dates”.)

And inserting in its place the following language:

As a material inducement to Trilogy to execute this Agreement, the Company shall issue to Trilogy 33,334 shares (the “Shares”) of restricted common stock of the Company pursuant to a Stock Issuance Agreement entered into concurrently with this Agreement. One Half (1/2) of the Shares, or 16,667 Shares, shall be issued two (2) business days after the date of the IPO, as defined above (“First Tranche”), and One Half (1/2) of the Shares, or 16,667 Shares, shall be issued Ninety (90) days following the issuance of the First Tranche (“Second Tranche”) (collectively the “Respective Issuance Dates”.).

The remainder of the amended paragraph shall remain unaltered.

2.	Trilogy and Tibet amend the Stock Issuance Agreement by deleting the following language from Section 1 thereof (“Issuance of Shares”):

As a material inducement to Trilogy to enter into the LOE, the Company shall issue to Trilogy a number of shares (the “Shares”) of restricted common stock of the Company equal to Two Hundred Thousand Dollars ($200,000) valued at the IPO per-share price pursuant to a Stock Issuance Agreement entered into concurrently with this Agreement. One Half (1/2) of the Shares shall be issued on the Commencement Date

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(“First Tranche”) and One Half (1/2) of the Shares shall be issued Ninety (90) days following the Commencement Date (“Second Tranche”) (collectively the “Respective Issuance Dates”.),

And substituting the following language in its place:

As a material inducement to Trilogy to enter into the LOE, the Company shall issue to Trilogy 33,334 shares (the “Shares”) of restricted common stock of the Company. One Half (1/2) of the Shares, or 16,667 Shares, shall be issued two (2) business days after the date of Tibet’s IPO, as defined in the LOE (“First Tranche”), and One Half (1/2) of the Shares, or 16,667 Shares, shall be issued Ninety (90) days following the date of the issuance of the First Tranche (“Second Tranche”) (collectively the “Respective Issuance Dates”.).

The remainder of Section 1 of the Share Issuance Agreement shall remain unaltered.

3.	The Letter of Engagement and the Share Issuance Agreement, as so amended, shall remain in full force and effect. This amendment shall be deemed to be effective as of the Commencement Date as set forth in those agreements.

IN WITNESS WHEREOF, the Company and Trilogy have executed this Amendment to Letter of Engagement and Stock Issuance Agreement as of this 15th day of October, 2010.

TIBET PHARMACEUTICALS, INC. Room 1701, 17/F 90 Jaffe Road Wanchai, Hong Kong

By:	/s/ Taylor Z. Guo

Its:	Chief Executive Officer

TRILOGY CAPITAL PARTNERS, INC. 2625 Townsgate Road, Suite 330 Westlake Village, CA 91361

By:	/s/ A. J. Cervantes

Its:	Chief Executive Officer

2625 Townsgate Road, Suite 330, Westlake Village, CA 91361